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                      CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the use of this Registration Statement on Form N-1A of our report dated December 8, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Capital Growth Securities referred to in such report, which appears in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
December 22, 2000